Exhibit 99.23(m)(iii)

SHAREHOLDER SERVICING AGENT AGREEMENT

THIS SHAREHOLDER SERVICING AGENT AGREEMENT is made as of      day of                     , 2006 by and between Bessemer Trust Company, N.A. (“BTNA”), having its principal place of business at 630 Fifth Avenue, New York, NY 10111 and                              (“Shareholder Servicing Agent”), having its principal place of business at                                         .

WHEREAS, Old Westbury Funds, Inc. (the “Fund”), an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “1940 Act”), is authorized to issue shares in one or more series; and

WHEREAS, the Fund has adopted a Distribution and Shareholder Servicing Plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1”), and the shareholders of each of the investment portfolios (currently existing or hereafter created) of the Fund identified on Schedule A hereto (individually, the “Portfolio”; collectively, the “Portfolios”) have adopted or may adopt the Plan, and

WHEREAS, BTNA has entered into a shareholder servicing agreement with the Fund that permits BTNA to enter into written agreements with others, including banks, savings and loans and other financial institutions, to perform services under the Plan; and

WHEREAS, BTNA desires that Shareholder Servicing Agent provide certain services for each series of the Fund listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement (each, a “Portfolio”, and collectively, the “Portfolios”), and Shareholder Servicing Agent is willing to perform those services on the terms and conditions set forth in this Agreement and desires to enter into an agreement to provide for shareholder servicing to the Fund upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, BTNA and Shareholder Servicing Agent agree as follows:

Section 1. Shareholder Servicing Agent will, as agent for its customers, perform the following, among other things: answer customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Fund may be effected and certain other matters pertaining to the Fund; assist shareholders in designating and changing dividend options, account designations and addresses; provided necessary personnel and facilities to establish and maintain shareholder accounts and records; assist in processing purchase and redemption transactions; arrange for the wiring of funds; transmit and receive funds in connection with customer orders to purchase or redeem shares; verify and guarantee shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnish (either separately or on an integrated basis with other reports sent to a shareholder by the Fund) monthly and year-end statements and confirmation of purchases and redemptions; transmit, on behalf of the Fund, proxy statements, annual reports, updating prospectuses and other communications from the Fund to shareholders of the Fund; receive, tabulate and transmit the Fund proxies executed by shareholders with respect to meetings of shareholders of the Fund; and provide such other related services as the Fund or a shareholder may request. Shareholder Servicing Agent may waive all or a portion of their Shareholder Servicing Fees.

Section 2. In consideration of the foregoing BTNA will pay Shareholder Servicing Agent a fee at the annual rate of fifteen basis points (0.15%) of each of the Portfolio’s average daily net assets attributable to customers to compensate Shareholder Servicing Agent for providing shareholder services to such clients. Shareholder Servicing Agent’s payment will be accrued by the Fund daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as BTNA shall request the Fund in writing. Shareholder Servicing Agent may waive its right to any fee or payment to which it is entitled hereunder, provided such waiver is delivered to the BTNA in writing.

BTNA will in its sole discretion determine the amount of any payments made by BTNA pursuant to this Agreement, and BTNA may from time to time in its sole discretion increase or decrease the amount of such payments; provided, however, that no such payment to Shareholder will increase the amount which the Fund is required to pay to BTNA under this shareholder servicing agreement.

Section 3. Except as otherwise provided herein, Shareholder Servicing Agent will be responsible for the payment of all expenses incurred by Shareholder Servicing Agent in rendering the foregoing services.

Section 4. All orders for shares of any Portfolio (“ Fund Shares”) are subject to acceptance or rejection by the Fund in its sole discretion, and the Fund may, in its discretion and without notice, suspend or withdraw the sale of any Portfolio’s Shares, including the sale of any such Fund Shares to the Shareholder Servicing Agent for the account of any customer or customers.

Section 5. Notwithstanding anything in this Agreement to the contrary, Shareholder Servicing Agent agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed hereunder is for the specific purpose of permitting Shareholder Servicing Agent to perform the services set forth in this Agreement. Shareholder Servicing Agent agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act

At all times during which both parties to this Agreement sell and/or service Shares of the Fund, each party will remain in compliance with all regulations to which it is subject issued under the USA PATRIOT Act, and NASD Rules and/or NYSE Rules (as applicable) relating thereto, including without limitation rules requiring such party to implement an Anti-Money Laundering Program and a Customer Identification Program (“CIP”). Shareholder Servicing Agent will, upon BTNA’s reasonable request, not more than once each year, certify to BTNA that Shareholder Servicing Agent remains in compliance with such rules; specifically, that it (i) provides notices of its CIP to all new customers, (ii) obtains required identifying data elements for each customer, (iii)

reasonably verifies the identity of each new customer (using the data elements), (iv) takes appropriate action with respect to persons the identities of whom it cannot verify, and (v) retains all records for required time periods, each at least to an extent required by relevant USA PATRIOT Act regulation and NASD Rules and/or NYSE Rules, as applicable.

Section 6. Shareholder Servicing Agent shall act solely for, upon the order of, and for the account of, its Customers. For all purposes of this Agreement, the Shareholder Servicing Agent will be deemed to be an independent contractor, and will have no authority to act as agent for BTNA in any matter or in any respect. No person is authorized to make any representations concerning the Fund or any Fund Shares except those representations contained in the Fund’s then current Prospectus and Statement of Additional Information and in such printed information as the Fund or the Fund’s Distributor may subsequently prepare. The Shareholder Servicing Agent further agrees to deliver to its customers, upon the request of BTNA, the Fund or the Fund’s Distributor, copies of any amended Prospectus and Statement of Additional Information.

Section 7. Shareholder Servicing Agent and its employees will, upon request, be available during normal business hours to consult with BTNA or its designees concerning the performance of the Shareholder Servicing Agent’s responsibilities under this Agreement. In addition, Shareholder Servicing Agent will furnish to BTNA, the Fund or their designees such information as BTNA, the Fund or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to customers of the services described herein), and will otherwise cooperate with BTNA, the Fund and their designees (including, without limitation, any auditors designated by the Fund), in the preparation of reports to the Funds’ Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.

Section 8. Except to the extent necessary to perform Shareholder Servicing Agent’s obligations hereunder, nothing herein shall be deemed to limit or restrict Shareholder Servicing Agent’s right to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

Section 9. This agreement will become effective with respect to each Portfolio on the date a fully executed copy of this Agreement is received by BTNA or its designee. Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio until May 31, 2007, and thereafter will continue automatically for successive annual periods ending in May 31 of each year, provided such continuance is specifically approved at least annually by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Fund. This Agreement may be terminated with respect to any Portfolio by BTNA or by Shareholder Servicing Agent, without penalty, upon ten days’ prior written notice to the other party. This Agreement may also be terminated without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not “interested persons” as such term is defined by the 1940 Act) and who have no direct or indirect financial interest in the Plan relating to such Fund or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Shares of such Portfolio on ten days’ written notice.

Section 10. All notices and other communications to either the Shareholder Servicing Agent or BTNA will be duly given if mailed, emailed or faxed to the appropriate address set forth on page 1 hereof, or at such other address as either party may provide in writing to the other party.

Section 11. This Agreement supersedes any other agreement between the parties or Shareholder Servicing Agent and any other party relating to the provision of support services to Shareholder Servicing Agent’s customers who beneficially own a Fund Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement.

The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be governed by and construed in accordance with the laws (other than conflict of laws rules) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

BESSEMER TRUST COMPANY, N.A.
Shareholder Servicing Agent

By:	By:
Print Name:	Print Name:
Title:	Title: